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Service Request Number:	20207463602
Date Submitted:	Thursday, September 24, 2020 2:55:21 PM
Payment Method:	Credit Card ending in 4006

Document Filing - Certification Memo Request

Your request has been successfully submitted and assigned request number: 20207463602 .
Your method of payment will be charged at the time the request is processed. If there are any issues with the request during processing, you will be contacted by our Customer Service Section.

Document Submission Date:	09/24/2020
Submitter Name:	Matthew Dwyer
Priority Level:	24 Hour Service
Document Request Type:	Document Filing Request
Email:	w2572002@gmail.com
Return Method:	FedEx

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State of Delaware - Division of Corporations

DOCUMENT FILING SHEET

Priority 1 (One Hr)	Priority 2 (Two Hr)	Priority 3 (Same Day)	Priority 4 (24 Hour)	Priority 7 (Reg. Work)
☐	☐	☐	■	☐

SUBMITTER'S INFORMATION

Company/Firm Or Individual's Name MATTHEW DWYER
Attention:
Mailing Address1 6810 N STATE ROAD 7
Mailing Address 2
Mailing Address 3
City COCONUT CREEK State FLORIDA Zip 33073 Country UNITED STATES
Phone: (954) 849 - 7756 Fax#
Email Address: W2572002@GMAIL.COM
Account Number: 0

DOCUMENT FILING REQUEST INFORMATION

Name of Company/Entity TRANS GLOBAL GROUP, INC.
File Number 6547224 Reservation Number
Type of Document AMENDMENT

OTHER DOCUMENT FILING INFORMATION

OF Certified Copies returned 1
Other
- ☑ Good Standing
- ☐ Long Form Good Standing
- ☐ Apostille/Gold Seal

Country

- ☐ Re:

METHOD OF RETURN

(Fax or E-Mail is not available)

- ☐ Messenger/Pickup
- ☑ Fed Ex ☐ UPS

Account # 793440090

- ☐ Regular Mail

PAYMENT INFORMATION

- ☐ Depository Account
- ☑ Wallet
- ☐ None

COMMENTS/FILING INSTRUCTIONS

PLEASE SEND THE DOCUMENTS OVERNIGHT TO THIS ADDRESS:

STEVE GRIBBEN
GRIBBEN & ASSOCIATES, INC.
18201 VON KARMAN
SUITE 300

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Trans Global Group, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "IV" so that, as amended, said Article shall be and read as follows:

See Attached

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 24 day of September, 2020.

By: ______________________
Authorized Officer

Title: President

Name: Matthew Dwyer
Print or Type

ARTICLE IV

This Corporation is authorized to issue Twelve Billion, One Million and Five Hundred Thousand (12,501,500,000) shares in two classes of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Twenty-Five Billion and (12,500,000,000) shares, par value $0.0001 per share. The total number of shares of Preferred Stock which this Corporation is authorized to issue is One Million Five Hundred Thousand (1,500,000) shares, $.0001 par value per share.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, options, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Designation of Series AA Preferred Stock

Of the 1,500,000 shares of Preferred Stock, par value $.0001 per share, authorized pursuant to the Articles of Incorporation, 200,000 of such shares are hereby designated as "Series AA Preferred Stock." The powers, designations, preferences, rights, privileges, qualifications, limitations and restrictions applicable to the Series AA Preferred Stock are as follows:

A. ***Designation.*** There is hereby designated a series of Preferred Stock denominated as "Series AA Preferred Stock," consisting of 200,000 shares, $.0001 par value per share, having the powers, preferences, rights and limitations set forth below.

B. ***Liquidation Rights.*** The holders of the Series AA Preferred Stock shall have liquidation rights as follows (the "Liquidation Rights"):

1. Payments. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series AA Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $0.0001 per share, and no more, before any payment or distribution is made to the holders of the Corporation's common stock (the "Common Stock"). But the holders of Series AA Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation's stock hereafter issued that ranks senior as to liquidation rights to the Series AA Preferred Stock ("senior liquidation stock") has been paid in full. The holders of Series AA Preferred Stock and all other series or classes of the Corporation's stock hereafter issued that rank on a parity as to liquidation rights with the Series AA Preferred Stock are entitled to share

ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series AA Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

2. Corporation Action. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Corporation.

C. ***Conversion.*** The holders of the Series AA Preferred Stock shall have the right to convert their Series AA Preferred Stock into Common Stock at the rate of 60,000 shares of Common Stock for each share of Series AA Preferred Stock outstanding. Such conversion right may be exercised at any time during which the Series AA Preferred Stock is outstanding. Notwithstanding the foregoing, the Series AA Preferred Stock may not be converted into Common Stock except to the extent that, at the time of conversion, there are a sufficient number of authorized but unissued and unreserved shares of Common Stock available to permit conversion. Any holder of Series AA Preferred Stock desiring to convert its Series AA Preferred Stock shall provide a written notice of conversion to the Company specifying the number of shares to be converted, accompanied by the certificate evidencing the Series AA Preferred Stock to be converted, as well as a duly executed stock power with signature medallion guaranteed ("Conversion Notice"). In the event that, at the time of its receipt of the Conversion Notice, the Company does not have a sufficient number of authorized but unissued and unreserved shares of Common Stock to permit conversion of all outstanding shares of Series AA Preferred Stock, it shall, within five (5) business days following its receipt of the Conversion Notice, provide written notice of its receipt of the Conversion Notice to all holders of Series AA Preferred Stock (the "Company Notice"). Each holder of Series AA Preferred Stock shall then have a period of five (5) business days from the date of the Company Notice in which to provide written notice to the Company of such holder's election to convert its Series AA Preferred Stock into its pro-rata portion of the authorized but unissued and unreserved Common Stock issuable pursuant to the Conversion Notice. The Company shall issue Common Stock upon conversion of the Series AA Preferred Stock based upon the Conversion Notice and responses to the Company Notice, if any. The first Conversion Notice received by the Company shall govern the issuance of Common Stock to all holders of Series AA Preferred Stock and the Company shall not recognize any other Conversion Notice until the issuance of Common Stock based upon the initial Conversion Notice has been completed. Future Conversion Notices shall be governed by the process set forth in this paragraph.

D. ***Voting Rights.*** The holders of the Series AA Preferred Stock shall have 60,000 votes per share of Series AA Preferred Stock, and shall be entitled to vote on any and all matters brought to a vote of stockholders of Common Stock, and shall vote as a group with and on the same basis as holders of Common Stock. Holders of Series AA Preferred Stock shall be entitled to notice of all stockholder meetings or written consents with respect to which they would be entitled to vote, which note would be provided pursuant to the Corporation's By-Laws and applicable statutes. Except as otherwise set forth herein, and except as otherwise required by law, holders of Series AA Preferred Stock shall have not have class voting rights on any matter.

E. ***Protective Provisions.*** So long as shares of Series AA Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by voting or written consent, as provided by

Delaware law) of the holders of at least a majority of the then outstanding shares of Series AA Preferred Stock:

- Alter or change the rights, preferences or privileges of the shares of Series AA Preferred Stock so as to affect adversely the holders of Series AA Preferred Stock; or

- Do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series AA Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

F. ***Preferences.*** Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

G. ***Amendments.*** Subject to Section E above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series AA Preferred Stock may be amended by a resolution of the Board of Directors. At any time there are no shares of Series AA Preferred Stock outstanding, the Board of Directors may eliminate the Series AA Preferred Stock by amendment to these Articles of Amendment.

H. ***Adjustments.*** The outstanding shares of Series AA Preferred Stock shall not be proportionately adjusted to reflect any forward split or reverse split of the Corporation's Common Stock occurring after the issuance of Series AA Preferred Stock.

Designation of Series B Preferred Stock

Of the 1,500,000 shares of Preferred Stock, par value $.0001 per share, authorized pursuant to the Articles of Incorporation, 20,000 of such shares are hereby designated as "Series B Preferred Stock." The powers, designations, preferences, rights, privileges, qualifications, limitations and restrictions applicable to the Series B Preferred Stock are as follows:

A. ***Designation.*** There is hereby designated a series of Preferred Stock denominated as "Series B Preferred Stock," consisting of 20,000 shares, $1.00 par value per share, having the powers, preferences, rights and limitations set forth below.

B. ***Liquidation Rights.*** The Series B Preferred Stock shall not have any preferences in the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation (each, a "Liquidation Event"), but shall participate with the Common Stock on any distributions made to the Common Stock in connection with any Liquidation Event on an as converted basis, assuming that such shares of Series B Preferred Stock had been converted into shares of Common Stock immediately prior to the payment of such dividend or distribution and notwithstanding any limitations on such conversion as set forth herein, unless and until such shares of Series B are converted to Common Stock as set forth herein.

C. ***Conversion.*** The holders of the Series B Preferred Stock shall have the right to convert their Series B Preferred Stock into Common Stock at the rate of 6,000 shares of Common Stock for each share of Series B Preferred Stock outstanding. Such conversion right may be exercised at any time during which the Series B Preferred Stock is outstanding. Notwithstanding the foregoing, the Series B Preferred Stock may not be converted into Common Stock except to the extent that, at the time of conversion, there are a sufficient number of authorized but unissued and unreserved shares of Common Stock available to permit conversion. Any holder of Series B Preferred Stock desiring to convert its Series B Preferred Stock shall provide a written notice of conversion to the Company specifying the number of shares to be converted, accompanied by the certificate evidencing the Series B Preferred Stock to be converted, as well as a duly executed stock power with signature medallion guaranteed ("Conversion Notice"). In the event that, at the time of its receipt of the Conversion Notice, the Company does not have a sufficient number of authorized but unissued and unreserved shares of Common Stock to permit conversion of all outstanding shares of Series B Preferred Stock, it shall, within five (5) business days following its receipt of the Conversion Notice, provide written notice of its receipt of the Conversion Notice to all holders of Series B Preferred Stock (the "Company Notice"). Each holder of Series B Preferred Stock shall then have a period of five (5) business days from the date of the Company Notice in which to provide written notice to the Company of such holder's election to convert its Series B Preferred Stock into its pro-rata portion of the authorized but unissued and unreserved Common Stock issuable pursuant to the Conversion Notice. The Company shall issue Common Stock upon conversion of the Series B Preferred Stock based upon the Conversion Notice and responses to the Company Notice, if any. The first Conversion Notice received by the Company shall govern the issuance of Common Stock to all holders of Series B Preferred Stock and the Company shall not recognize any other Conversion Notice until the issuance of Common Stock based upon the initial Conversion Notice has been completed. Future Conversion Notices shall be governed by the process set forth in this paragraph.

D. ***Voting Rights.*** Holders of Series B Preferred Stock shall have no voting power prior to conversion into Common Stock. After conversion into Common Stock, holders of Series B Preferred Stock will have the same per-share voting power as other Common Stock holders, relative to the number of shares of Common Stock the Series B Preferred Stock holders hold post conversion.

E. ***Protective Provisions.*** So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by voting or written consent, as provided by Delaware law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

- Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the holders of Series B Preferred Stock; or

- Do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

F. ***Preferences.*** Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock that are junior to or pari passu with the Series B Preferred Stock.

G. ***Amendments.*** Subject to the provisions above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series B Preferred Stock may be amended by a resolution of the Board of Directors. At any time there are no shares of Series B Preferred Stock outstanding, the Board of Directors may eliminate the Series B Preferred Stock by amendment to these Articles of Amendment.

H. ***Adjustments.*** The outstanding shares of Series B Preferred Stock shall not be proportionately adjusted to reflect any forward split or reverse split of the Corporation's Common Stock occurring after the issuance of Series B Preferred Stock.